Exhibit 5.1

January 26, 2021

Lipocine Inc.

675 Arapeen Drive, Suite 202

Salt Lake City, Utah 84108

Re:        Registration Statement on Form S-3 (File No. 333-250072)

Ladies and Gentlemen:

We have acted as counsel to Lipocine Inc. a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated January 26, 2021, to the Prospectus, dated November 23, 2020 included in the Registration Statement on Form S-3 (File No. 333-250072) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to 16,428,571 shares of common stock, par value $0.0001 per share, of the Company (including 2,142,857 shares subject to the underwriters’ over-allotment option) (the “Shares”). The Shares will be sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated January 26, 2021 between the Company and representative of the several underwriters named therein.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Lipocine, Inc.

January 26, 2021

Very truly yours,

/s/ Dorsey & Whitney LLP

NST/DFM